Exhibit 99.3

SAKS INCORPORATED NAMES WILLS EVP/CFO

	Contact:	Julia Bentley
(865) 981-6243
FOR IMMEDIATE RELEASE		www.saksincorporated.com

New York, New York (April 17, 2007) – Retailer Saks Incorporated (NYSE: SKS; “Saks” or the “Company”) today announced that Kevin G. Wills, Executive Vice President of Finance and Chief Accounting Officer of the Company, will become Executive Vice President and Chief Financial Officer of Saks, effective May 4, 2007. Wills will continue to report to Stephen I. Sadove, Chief Executive Officer of the Company.

Wills, a Certified Public Accountant, joined the Company in 1997. During his ten years with the Company, Wills has demonstrated his versatility and ability by successfully performing in key executive roles in the corporate finance and accounting areas as well as serving as the Chief Operating and Administrative Officer of Parisian. Wills assumed his current role in May 2005 with direct responsibility for the Company’s accounting and financial reporting functions. Prior to joining Saks, Wills was Vice President and Controller of the Tennessee Valley Authority, and prior to that, an Audit Manager with Coopers & Lybrand.

Sadove commented, “Kevin has an outstanding financial and operational background and is well-suited to assume the key role of EVP/CFO of our corporation. We are very fortunate to have a person of Kevin’s caliber and experience to accept this important post. Kevin has played a variety of critical roles at Saks and has achieved success in each.”

Wills had previously notified the Company that, for personal reasons, he would not relocate his place of employment from Birmingham, Alabama to New York City, and, as a consequence, intended to resign his employment effective May 4, 2007. Sadove noted, “I am very pleased that Kevin has reconsidered and has accepted the EVP/CFO role.”

Wills will succeed Douglas E. Coltharp, the Company’s current EVP/CFO. Coltharp, also based in Birmingham, elected not to relocate to New York City for personal reasons, and will resign on May 4. Coltharp will become a partner at Arlington Capital Advisors, a Birmingham-based investment banking and private equity firm.

Saks Incorporated currently operates Saks Fifth Avenue, which consists of 54 Saks Fifth Avenue stores, 49 Saks Off 5th stores, and saks.com. The Company also operates Club Libby Lu specialty stores.

(more)

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management’s assumptions.

The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; the competitive pricing environment within the retail sector; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; successful operation of the Company’s proprietary credit card strategic alliance with HSBC Bank Nevada, N.A.; geo-political risks; changes in interest rates; the outcome of the formal investigation by the Securities and Exchange Commission and the inquiry the Company understands has been commenced by the Office of the United States Attorney for the Southern District of New York into the matters that were the subject of the investigations conducted during 2004 and 2005 by the Audit Committee of the Company’s Board of Directors and any related matters that may be under investigation or the subject of inquiry; the ultimate amount of reimbursement to vendors of improperly collected markdown allowances; the ultimate impact of improper timing of recording of inventory markdowns; and the ultimate impact of incorrect timing of recording of vendor markdown allowances. For additional information regarding these and other risk factors, please refer to Exhibit 99.1 to the Company’s Form 10-K for the fiscal year ended February 3, 2007 filed with the SEC, which may be accessed via EDGAR through the Internet at www.sec.gov.

Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

####